COMPANY CONTACT:     Tony M. Shelby
                     Chief Financial Officer
                     (405) 235-4546

KCSA CONTACT:        Leslie A. Schupak/Joe Mansi
                     (212) 682-6300, ext. 205/207

May 13, 2003

                                                                                                                        OTC: LSBD

LSB INDUSTRIES, INC. REPORTS
RESULTS FOR THE QUARTER ENDED MARCH 31, 2003

Oklahoma City, Oklahoma . . . May 13, 2003 . . . LSB Industries, Inc. (OTC Bulletin Board: LSBD), reported a net loss of $1.8 million for the three months ended March 31, 2003.

 Results for three months ended March 31, 2003

 Net sales from continuing operations for the three months ended March 31, 2003 and 2002 were $71.5 million and $67.9 million, respectively, an increase of $3.6 million.

For the three months ended March 31, 2003, the Company reported a loss of $1.8 million. After deducting $.6 million for preferred stock dividend requirements, which were not paid, the net loss applicable to common stock was $2.4 million or $.20 per share fully diluted.

For the three months ended March 31, 2002, the net loss was $.2 million. After deducting preferred stock dividend requirements, which were not paid, net loss applicable to common stock was $.8 million, or $.07 per share fully diluted.

Commenting on the first quarter 2003 results, Board Chairman, Jack E. Golsen stated that "the Chemical Business' first quarter results were affected by the high cost of its raw material feed stocks, natural gas and anhydrous ammonia. The general economic slowdown resulted in lower shipments and lower operating profit in our Climate Control Business. Although the numbers are disappointing, there is encouragement in the fact that we have not lost market share in either of our core businesses."

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's common stock and Series 2 preferred stock are listed for trading on the Over-the-Counter Bulletin Board.

LSB INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS (NOTES)
(Unaudited)
Three Months Ended March 31, 2003 and 2002
(Dollars in thousands, except per share amounts)

2003	2002
Net sales	$71,510	$67,920
Cost of sales	62,619	55,905
Gross profit	8,891	12,015
Selling, general and administrative expenses	10,018	9,857
Operating income (loss)	(1,127)	2,158
Other income (expense):
Other income	566	559
Benefit from termination of firm sales and purchase commitments	366	210
Interest expense	(1,425)	(2,744)
Other expense	(205)	(208)
Loss from continuing operations before cumulative effect of accounting change	(1,825)	(25)
Loss from discontinued operations, net	-	(1,059)
Cumulative effect of accounting change	-	860
Net loss	$(1,825)	$(224)
Net loss applicable to common stock	$(2,392)	$(791)
Weighted average common shares:
Basic and diluted	11,992,720	11,933,696
Income (loss) per common share:
Basic and diluted:
Loss from continuing operations before cumulative effect of accounting change	$(.20)	$(.05)
Loss from discontinued operations, net	-	(.09)
Cumulative effect of accounting change	-	.07
Net loss	$(.20)	$(.07)

(see accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Three Months Ended March 31, 2003 and 2002
(unaudited)

Note 1: Basis of Presentation Certain reclassifications have been made to the Financial Highlights for 2002 to conform to the Financial Highlights presentation for 2003.

Note 2: In December 2002, the Company completed the sale of all of the operating assets of two of the Company's wholly-owned subsidiaries formerly included in the Chemical Business, principally in the packaged explosive business, which business was not considered by the Company to be part of its core Chemical Business. The operations of the sold subsidiaries are reflected as discontinued operations in the accompanying Financial Highlights for 2002.

Note 3: Net loss applicable to common stock is computed by adjusting net loss by the amount of preferred stock dividends. Basic income (loss) per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding, if any, after appropriate adjustment for interest, net of related income tax effects on convertible notes payable, as applicable.

Note 4: Information about the Company's operations in different industry segments for the three months ended March 31, 2003 and 2002, is detailed on the following page.

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Three Months Ended March 31, 2003 and 2002
(Unaudited)
Three Months Ended March 31,
2003	2002
(in thousands)
Net sales:
Chemical	$42,726	$35,358
Climate Control	27,552	31,500
Other	1,232	1,233
	$71,510	$67,920
Gross profit:
Chemical	$119	$2,724
Climate Control	8,343	8,802
Other	429	489
	$8,891	$12,015
Operating profit (loss):
Chemical	$(1,756)	$848
Climate Control	2,228	3,414
	472	4,262
General corporate expenses and other business operations, net	(1,238)	(1,753)
Interest expense	(1,425)	(2,744)
Benefit from termination of firm sales and purchase commitments-Chemical	366	210
Loss from continuing operations before cumulative effect of accounting change	$(1,825)	$(25)